Exhibit 99.1

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
Neenah Enterprises, Inc. announces the closure of its Dalton
Corporation Kendallville Manufacturing Facility
Neenah, Wisconsin — December 11, 2008 — Neenah Enterprises, Inc. (“NEI” or the “Company”) announced today that its Dalton Corporation subsidiary will close its Kendallville Manufacturing Facility. NEI expects that the plant, which is located in Kendallville, Indiana, will continue to operate through early March 2009.
The decision to close the facility was made due to the pressures of an overall weak economy and the particularly difficult economic issues facing the foundry industry and manufacturing in general.
The Company commends and appreciates the outstanding efforts of the excellent workforce at the Kendallville facility. In addition, the Company regrets the effect the loss of jobs has on our people and the community.
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.
Forward- Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include material disruptions to the major industries we serve; continued price fluctuations in the scrap metal market; increases in price or interruptions in the availability of metallurgical coke; regulatory restrictions or requirements; developments affecting the valuation or prospects of the casting and forging industries generally or our business in particular; the outcome of legal proceedings in which we are involved; changes in economic conditions affecting us, our customers and our suppliers; and other factors described or referenced in our Form 10-K for the year ended September 30, 2007 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this press release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.